UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 29, 2007
SUNAIR SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-04334	59-0780772

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
595 South Federal Highway
Suite 500
Boca Raton, FL 33432
(Address of Principal Executive Office) (Zip Code)
(561) 208-7400
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 and Item 5.02 Entry into and Material Definite Agreement; Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 29, 2007, Gregory A. Clendenin announced that he had retired from the industry and had resigned from his positions as the Chief Executive Officer of Sunair Southeast Pest Holdings, Inc. (the “Company”) and Middleton Pest Control, Inc. (“Middleton”), wholly owned subsidiaries of Sunair Services Corporation (the “Registrant”), effective as of October 29, 2007. John J. Hayes, the Registrant’s Chief Executive Officer, will assume Mr. Clendenin’s responsibilities at the Company and Middleton. In order to assist in the transition, Mr. Clendenin has agreed to serve as a consultant to the Company for the next twelve (12) months.
     In connection with his resignation, the Company and Mr. Clendenin entered into a separation and release agreement (“Separation Agreement”), effective as of October 29, 2007. Under the Separation Agreement, the Company agreed to pay Mr. Clendenin a severance payment equal to $91,500, which will be payable over a six month period in accordance with the Company’s normal payroll practices. The Separation Agreement also provides that Mr. Clendenin will have 12 months to exercise his 23,812 vested options, which is consistent with the terms of the Registrant’s 2004 Stock Incentive Plan. In exchange, Mr. Clendenin is (i) waiving any claim that he may have against the Company, Middleton, the Registrant or any affiliated companies in connection with his employment and (ii) acknowledging that certain obligations under (a) his employment agreement with the Company dated June 7, 2005 (the “Employment Agreement”) and (b) the Stock Purchase Agreement (“Stock Purchase Agreement”) dated June 7, 2005 by and among the Company, Mr. Clendenin, Mr. Steinmetz and certain trusts associated with Mr. Clendenin and Mr. Steinmetz, which by their terms survive the closing of the Stock Purchase Agreement, continue to apply to him. These obligations include, but are not limited to, Mr. Clendenin’s covenant not to compete against the Company and not to solicit or hire current or former employees of the Company until the restricted period expires on June 6, 2010, his covenant regarding the non-disclosure of confidential information and the return of confidential materials to the Company.
     In addition, the Company and Mr. Clendenin have entered into a consulting agreement (“Consulting Agreement”) in which Mr. Clendenin has agreed to provide consulting services to the Company during the twelve month period (the “Term”) after his resignation. The Company will pay Mr. Clendenin an aggregate of $76,500 for consulting services under the Consulting Agreement, which will be payable over the first six (6) months of the Term. Mr. Clendenin will provide consulting services on areas of his expertise, which includes the pest control and lawn care industry, or any matters in which he was involved when employed by the Company. His consulting services will not exceed twenty (20) hours per week during the first six months of the Term and shall not exceed ten (10) hours per week during the second six (6) months of the Term.
     The description of the terms of the Separation Agreement and the Consulting Agreement is qualified in its entirety be reference to the full text of the Separation Agreement and Consulting Agreement which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 8.01 Other Events.
     On October 29, 2007, the Registrant issued a press release announcing that Mr. Clendenin had retired from the industry and was resigning from his positions with the Company and Middleton, which is attached as Exhibit 99.1 and incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

10.1	Separation and Release Agreement dated as of October 29, 2007 between Sunair Southeast Pest Holdings, Inc. and Gregory Clendenin

10.2	Consulting Agreement dated as of October 29, 2007 between Sunair Southeast Pest Holdings, Inc. and Gregory Clendenin

99.1	Press Release dated October 30, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNAIR SERVICES CORPORATION
Date: November 1, 2007	By:	/s/ JOHN J. HAYES
John J. Hayes
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Separation and Release Agreement dated as of October 29, 2007 between Sunair Southeast Pest Holdings, Inc. and Gregory Clendenin

10.2	Consulting Agreement dated as of October 29, 2007 between Sunair Southeast Pest Holdings, Inc. and Gregory Clendenin

99.1	Press Release dated October 30, 2007